AMENDED AND RESTATED SUB-ADVISORY
AGREEMENT
       AGREEMENT made as of the 30th day of
May, 2013, by and between MORGAN STANLEY
INVESTMENT MANAGEMENT INC., a Delaware
corporation (hereinafter referred to as the "Investment Adviser"), and MORGAN STANLEY
INVESTMENT MANAGEMENT LIMITED, a
company incorporated under the laws of England
(hereinafter referred to as the "Local Manager").
W I T N E S S E T H :
       WHEREAS, Morgan Stanley Institutional
Fund, Inc. (the "Fund") is a Maryland corporation engaged in business as an open-end management investment company with separate portfolios, certain of which are set forth on Schedule A, as may be amended from time to time to add or remove portfolios (with such portfolios set forth on Schedule A being the "Portfolios"), and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment
Company Act"); and
       WHEREAS, the Investment Adviser and the
Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers
Act of 1940, as amended (the "Advisers Act"); and
       WHEREAS, the Local Manager is regulated
by the Financial Conduct Authority in the United
Kingdom; and
       WHEREAS, the Investment Adviser has
entered into an investment advisory agreement (the
"Advisory Agreement") with the Fund dated
May 1, 1997, as amended from time to time, pursuant to which the Investment Adviser provides management and investment and advisory services to the Fund; and
       WHEREAS, the Investment Adviser entered
into an investment sub-advisory agreement with the Local Manager with respect to each Portfolio, effective as of the effective date set forth in Schedule A (the "Original Sub-Advisory
Agreement"); and
       WHEREAS, as of June 30, 2009, the
Original Sub-Advisory Agreement was amended and restated (the "Current Sub-Advisory Agreement") to incorporate amendments thereto and to make other ministerial changes designed to facilitate the administration of the Current Sub-Advisory
Agreement; and
       WHEREAS, as of May 30, 2013, the
Current Sub-Advisory Agreement is hereby amended and restated (this "Agreement") to remove references to the United Kingdom's Financial
Services Authority, which has been abolished, and replace them with references to the Financial
Conduct Authority, which is a new agency performing a similar but expanded function as the Financial Services Authority; and
       WHEREAS, the Local Manager is willing to provide investment advisory services to the Investment Adviser in connection with the Fund's operations on the terms and conditions hereinafter set forth and including the terms and conditions contained in the Annex to this Agreement; provided however, that nothing in the Annex to this Agreement shall authorize conduct prohibited under the Investment Company Act or the Advisers Act;
       NOW THEREFORE, in consideration of the
premises and the covenants hereinafter contained, the Local Manager and the Investment Adviser hereby agree as follows:
ARTICLE I

Duties of the Local Manager
       The Investment Adviser hereby employs the Local Manager to act as discretionary investment manager to the Investment Adviser and to furnish the investment management services described below, subject to the broad supervision of the Investment Adviser and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser and its affiliates shall for all purposes herein be deemed a Professional Client as defined under the rules and guidance promulgated by the Financial Conduct
Authority in the FCA Handbook (hereinafter referred to as the "FCA Rules"). The Investment
Adviser has the right to request to be treated as a retail client. Classification as a retail client requires the Local Manager to exercise a higher level of protective care under the regulatory system.
However, the Local Manager is not obliged to accept any such request. The Investment Adviser should be aware that professional clients will not be entitled to certain protections afforded by the FCA Rules to retail clients. For the avoidance of doubt, the Local
Manager will, for purposes of the FCA Rules, only treat the Investment Adviser (but not the Fund) as its customer from both a regulatory and a contractual perspective. The Local Manager and its affiliates shall for all purposes herein each be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
       The Local Manager shall have full
discretion, power and authority on the Fund's behalf to buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placings of any investments, enter into foreign currency transactions on a spot or forward basis, effect transactions on any markets, take all day to day decisions and otherwise act as the Local
Manager judges appropriate in relation to the investment and reinvestment of the portfolio of assets of each Portfolio. This includes performing all acts and executing all documents which the Local
Manager reasonably considers incidental thereto, including (without limitation) power to execute and deliver all applications, requests, or claims for refund, reduction, repayment or credit of, or exemption or relief from, any withholding tax or similar taxes in any jurisdiction in which such applications, requests or claims may be made.
Subject to guidelines adopted by each Portfolio, the Local Manager shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio of assets of each Portfolio shall be exercised. All of the foregoing is subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as they may be amended and/or restated from time to time and as provided to the Local Manager by the Investment
Adviser, the provisions of the Investment Company
Act and the statements relating to each Portfolio's investment objective(s), investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended
(the "Prospectus" and "Statement of Additional
Information," respectively), as well as to the supervision of the Investment Adviser and the Board of Directors of the Fund.
       The Local Manager will not hold money on behalf of the Investment Adviser or the Fund, nor will the Local Manager be the registered holder of the registered investments of the Investment Adviser or the Fund or be the custodian of documents or other evidence of title.
       The Local Manager may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Local Manager to perform its services under this Agreement.
ARTICLE II

Allocation of Charges and Expenses
       The Local Manager assumes and shall pay
for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof.
ARTICLE III

Compensation of the Local Manager
       For the services rendered, the facilities furnished and expenses assumed by the Local
Manager, the Investment Adviser shall pay to the Local Manager a fee with respect to each Portfolio in an amount to be determined from time to time by the Investment Adviser and the Local Manager but in no event in excess of the amount that the Investment Adviser actually received for providing services to the Fund pursuant to the Advisory
Agreement. The fee currently paid by the Investment Adviser to the Local Manager in respect to each Portfolio is set forth on Schedule A, as may be amended from time to time.
ARTICLE IV

Limitation of Liability of the Local Manager
       No warranty is given by the Local Manager as to the performance or profitability of the Fund or any part thereof.
       If a percentage restriction contained in the Fund's investment objective(s) or investment restrictions (as the same are set forth in the Fund's then-currently effective Prospectus and Statement of Additional Information) is adhered to at the time of investment, a later change in percentage resulting from a change in values or assets will not constitute a violation of such restriction.
       The Local Manager will not be responsible to the Investment Adviser or the Fund for the solvency, actions or omissions of any counterparty, broker, dealer, market-maker, bank, custodian or sub-custodian, with whom it transacts business on the Investment Adviser's behalf, other than affiliates of the Local Manager.
       Nothing in this Agreement will exclude or restrict any liability which the Local Manager has under the Financial Services and Markets Act 2000 or the FCA Rules in relation to the Investment
Adviser and which may not be excluded or restricted thereunder.
       The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of investment advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The exception in the previous sentence shall apply to each limitation of the Local Manager's liability contained in this Article IV. As used in this
Article IV, the Local Manager shall include any affiliates of the Local Manager performing services for the Local Manager contemplated hereby and directors, officers and employees of the Local
Manager and such affiliates.
       It is understood and agreed that in furnishing the investment advice and other services as herein provided, the Local Manager shall use its best professional judgment to perform its obligations hereunder which will provide favorable results for each Portfolio. The Local Manager shall not be liable to a Portfolio or to any shareholder of a Portfolio to any greater degree than the Investment
Adviser, and the Investment Adviser shall indemnify and hold the Local Manager harmless against any loss, liability or cost incurred by the Local Manager towards each Portfolio or to any shareholder of a Portfolio except to the extent that such loss, liability or cost arises from the Local Manager's fraud, willful misfeasance, bad faith or gross negligence in the performance of the Local Manager's duties hereunder.
       Each Portfolio shall be severally (and not jointly) liable for its own fees, costs, expenses and other liabilities attributable to such Portfolio, and no Portfolio shall be responsible for any liabilities in connection with any other Portfolio.
ARTICLE V

Activities of the Local Manager
       The services of the Local Manager to the Investment Adviser in connection with the operations of each Portfolio are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as "affiliates") being free to render services to others. It is understood that the Directors and any officers, employees and shareholders of the Fund are or may become interested in the Local
Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in the Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.
ARTICLE VI

Duration and Termination of this Agreement
       This Agreement shall become effective with respect to each Portfolio for an initial period of up to two years from the effective date set forth opposite such Portfolio's name on Schedule A hereto, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Portfolio and
(ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
       This Agreement may be terminated at any
time with respect to a Portfolio, without the payment of any penalty, by the Investment Adviser, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, or by the Local Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate with respect to a Portfolio in the event of its assignment or in the event of the termination of the Advisory Agreement of such Portfolio. Any termination shall be without prejudice to the completion of transactions already initiated.
ARTICLE VII

Amendments to this Agreement
       This Agreement may be amended with
respect to a Portfolio by the parties only if such amendment is specifically approved by (i) the Directors of the Fund or by the vote of a majority of outstanding voting securities of the Portfolio and
(ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
ARTICLE VIII

Definitions of Certain Terms
       The terms "vote of a majority of the
outstanding voting securities," "assignment,"
"affiliated person" and "interested person" used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said
Act.
ARTICLE IX

Governing Law
       This Agreement shall be construed in
accordance with the laws of the State of New York and the applicable provisions of the Investment
Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

       IN WITNESS WHEREOF, the parties
hereto have executed and delivered this Agreement
as of the date first above written.
MORGAN STANLEY INVESTMENT
MANAGEMENT INC.
By:	/s/ Arthur Lev
Name:  Arthur Lev
Title:  Managing Director
MORGAN STANLEY INVESTMENT
MANAGEMENT LIMITED
By:	/s/ Andrew Onslow
Name:  Andrew Onslow
Title:  Director


SCHEDULE A
As of September 17, 2014
Name of Portfolio: Emerging Markets Leaders
Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 09/17/14
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser. The Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining
50% will be split among the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, (i) with respect to the Local
Manager, based on the services provided by the Local Manager and (ii) with respect to each other sub-adviser and the Investment Adviser, based on the relative percentage of assets under management of the funds and accounts in the strategy managed by each other sub-adviser and the Investment Adviser, respectively, as may be determined periodically.
Name of Portfolio: Emerging Markets Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 04/23/09
Amendments: 06/30/09
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser. The Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining
50% will be split among the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, (i) with respect to the Local
Manager, based on the services provided by the Local Manager and (ii) with respect to each other sub-adviser and the Investment Adviser, based on the relative percentage of assets under management of the funds and accounts in the strategy managed by each other sub-adviser and the Investment Adviser, respectively, as may be determined periodically.
Name of Portfolio: Global Franchise Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 08/11/03
Amendments: 04/25/06, 06/30/09
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser.  Effective September 1, 2010, the
Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on relative percentage of the "total amount of compensation" of each of the Fund's portfolio managers. The "total amount of compensation" is comprised of base salary, plus cash bonus, plus long-term incentive compensation.
Name of Portfolio: Global Quality Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 05/30/13
Amendments: 06/30/09
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser. The Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining
50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on relative percentage of the "total amount of compensation" of each of the Fund's portfolio managers. The "total amount of compensation" is comprised of base salary, plus cash bonus, plus long-term incentive compensation.
Name of Portfolio: Global Real Estate Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 04/25/06
Amendments: 06/30/09
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser.  Effective January 1, 2009, the Investment
Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and the Investment Adviser, as may be determined periodically.
Name of Portfolio: International Equity Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 08/11/03
Amendments: 04/25/06, 06/30/09
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser.  Effective September 1, 2010, the
Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on relative percentage of the "total amount of compensation" of each of the Fund's portfolio managers. The "total amount of compensation" is comprised of base salary, plus cash bonus, plus long-term incentive compensation.
Name of Portfolio: International Real Estate
Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 10/27/05
Amendments: 04/25/06, 06/30/09
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser.  Effective January 1, 2009, the Investment
Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and the Investment Adviser, as may be determined periodically.
Name of Portfolio: Select Global Infrastructure
Portfolio
Effective Date of Agreement and any
amendments entered into prior to May 30, 2013:
Effective Date: 06/18/10
Amendments: 06/30/09
Fee: The Fund may have portfolio managers from one or more sub-advisers and from the Investment
Adviser. The Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining
50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and the Investment Adviser, as may be determined periodically.






SUB-ADVISORY AGREEMENT

ANNEX
REGULATORY STATUS

The Local Manager is authorised and
regulated by the Financial Conduct
Authority (the "FCA"), the UK supervisory authority whose registered office is at 25
The North Colonnade, Canary Wharf,
London, United Kingdom E14 5HS.

2.	ORDER EXECUTION
The Local Manager acknowledges its duty
under the FCA Rules to take all reasonable steps to obtain the best possible result for the Investment Adviser (taking into account the factors prescribed in the FCA Rules) when executing orders resulting from decisions to deal in designated investments (as defined in the FCA Rules) and to act in accordance with the Investment Adviser's best interests when placing orders in respect of designated investments with other persons for execution or when receiving and transmitting orders to other persons for execution. Information concerning the Local Manager's policy for meeting those obligations (the "Order
Execution Policy Disclosure Statement")
is included as Schedule 1.  The Investment
Adviser acknowledges receipt of the Order
Execution Policy Disclosure Statement and confirms its consent to the matters described in it. For the avoidance of doubt and as set out in the Order Execution Policy Disclosure
Statement, the Investment Adviser
acknowledges that specific instructions from the Investment Adviser in relation to the execution of orders may prevent the Local
Manager from following its execution policy in relation to such orders in respect of the elements of execution covered by the instructions.

The Local Manager will act in good faith and with due diligence in its choice and use of brokers or dealers ("Broker") to place client orders or execute client transactions.
Subject thereto and to the FCA Rules, the Local Manager may execute or arrange for the execution of transactions for the Investment Adviser on such markets or exchanges (including markets or exchanges that are not Regulated Markets or MTFs) and with or through such Brokers (but excluding any Affiliate) as it thinks fit. All transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, and the Local Manager may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice. For purposes of this Agreement, "Multilateral
Trading Facility" (also "MTF") has the
meaning given in the FCA Rules (in
summary, an investment exchange or
multilateral trading platform other than a Regulated Market); and "Regulated Market" has the meaning given in the FCA Rules (in summary, an investment exchange or multilateral trading platform which, in either case, is regulated within the EEA as a "regulated market" under the Markets in Financial Instruments Directive).

The Investment Adviser expressly instructs the Local Manager not to make public immediately any limit order relating to transactions in respect of a Portfolio which is not immediately executed under prevailing market conditions where the
Local Manager believes it is in the
Investment Adviser's interests not to do so.

The Local Manager may aggregate
transactions for a Portfolio with transactions of other clients of the Local Manager and of its employees and of clients of its affiliate and its employees and will promptly allocate such aggregated transactions among the participating accounts on a fair and equitable basis in accordance its order allocation policy established in compliance with the requirements of the FCA Rules. The
Investment Adviser recognises that the
Local Manager will aggregate transactions only where it reasonably believes that it is likely that the aggregation will operate overall to the advantage of such Portfolio.
However, on occasion the aggregation may operate to the disadvantage of a Portfolio in relation to a particular order. The Local
Manager will provide a copy of its order allocation policy to the Investment Adviser upon request.

3.	DEALING ARRANGEMENTS
The Local Manager's policy regarding its Dealing Arrangements, including details of the goods and services that relate to the execution of trades and those that relate to the provision of research are set out in
Schedule 2.  The Local Manager shall
provide the Investment Adviser with details of its Dealing Arrangements with the frequency required by the FCA Rules. For purposes of this Agreement, "Dealing
Arrangements" means arrangements entered into by the Local Manager as permitted by the FCA Rules for the receipt or payment of money, goods or services that relate to the execution of trades or the provision of research under which the Local Manager executes or arranges for the execution of orders in designated investments.

4.	MATERIAL INTERESTS
The Local Manager and any of its affiliates
(an "Affiliate") may, subject to the
limitations of the U.S. Investment Company
Act of 1940, as amended, and to the
overriding principles of suitability and best execution and without prior reference to the Investment Adviser, effect transactions in which the Local Manager or Affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a potential conflict with the Local Manager's duty to the Investment Adviser. Neither the Local
Manager nor any Affiliate shall be liable to account to the Investment Adviser for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Local Manager's fees, unless otherwise provided, be abated. For example, such potential conflicting interests or duties may arise because:

*	any of the Local Manager's or
Affiliate's directors or employees is
a director of, holds or deals in
securities of, or is otherwise
interested in any company whose
securities are held or dealt in on
behalf of the Investment Adviser;
*	the transaction is in the securities of
a company for which an Affiliate
has provided corporate finance
advice, underwritten, managed or
arranged an issue or offer for sale;
*	the Local Manager may act as agent
for the Investment Adviser in
relation to transactions in which it is
also acting as agent for the account
of other clients and/or an Affiliate;
*	the transaction is in units or shares
of a collective investment scheme
(regulated or unregulated) of which
the Local Manager or any Affiliate
is the manager, operator, banker,
adviser, custodian or trustee; or
*	The Local Manager may act as
agent for a counterparty and also act
as agent on behalf of the Investment
Adviser and in the course of so
acting may charge a commission to
either the counterparty or the
Investment Adviser.
Nothing in the Agreement shall oblige the Local Manager or any Affiliate to accept responsibilities more extensive than those set out in the Agreement or shall give rise to any fiduciary or equitable duties which would prevent or hinder either: (i) the Local
Manager or any Affiliate performing
investment management or other services
for any person or entity other than the
Investment Adviser or from making
investments on their own behalf and the
performance of such services for others or investment on their own behalf will not be deemed to violate or give rise to any duty or obligation to the Investment Adviser; or (ii) the Local Manager effecting any transaction with or for the Investment Adviser with an Affiliate; or (iii) such Affiliate acting both as market-maker and broker, principal or agent, dealing with other Affiliates and other clients and generally effecting transactions as provided above nor from retaining any remuneration received in respect thereof.

5.	RECORDS AND REPORTS

5.1	The Local Manager will keep accurate and
detailed records with respect to all receipts, investments, sales, disbursements and other transactions carried out by the Local
Manager for the Investment Adviser or with a Portfolio.

5.2	All records held pursuant to this clause by
the Local Manager shall be open to
inspection by the Investment Adviser or
each Portfolio and the Local Manager will provide the Investment Adviser and each Portfolio with such access as it itself has to records held by any relevant third party, in each case at reasonable times during business hours and upon the giving of reasonable notice by the Investment Adviser or a Portfolio.

5.3	The Local Manager shall, not later than 10
working days following the end of each
calendar month, furnish to the Investment
Adviser a statement showing all transactions that have occurred in each Portfolio and a monthly listing of all investments and cash balances held as of the end of such month.

5.4	The monthly statement will show the cost or
amount realised (in the case of any relevant new purchase or sale) and, where available, the current value (where applicable) of each investment held in each Portfolio and any income arising on each Portfolio's account during the relevant calendar month, and will also include a statement showing the measure of the performance of the assets of each Portfolio. The basis of all valuations will be as stated in the first monthly statement, unless otherwise agreed.

5.5	The Local Manager will not provide the
Investment Adviser with an individual trade confirmation of each portfolio transaction unless the Investment Adviser has specifically requested the Local Manager to do so.

6.	FORCE MAJEURE

	The Local Manager shall not be responsible or liable to the Investment Adviser or a Portfolio for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires;
floods; wars; civil or military disturbances;
sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer
(hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Local
Manager shall use reasonable efforts which are consistent with accepted practices in the investment management industry to resume performance as soon as practicable under the circumstances.

7.	COMPLAINTS

	The Local Manager maintains procedures in accordance with FCA Rules for the effective consideration and handling of client complaints. Complaints will be considered promptly by the appropriate supervisory manager who is not personally involved in the subject matter of the complaint. Where appropriate, the complaint will be passed to the Compliance Officer.

8.	RECORDING OF TELEPHONE
INSTRUCTIONS
All instructions received from the
Investment Adviser by telephone will be
binding as if received in writing.  The Local
Manager may record telephone
conversations with the Investment Adviser and produce such recordings in evidence if the Local Manager sees fit to do so. In some circumstances, when the Investment Adviser is dealing with the Local Manager, data may be collected about the Investment Adviser and the Investment Adviser's officers or employees indirectly from monitoring devices or other means (for example, telephone logs and recordings). In these circumstances, the data are not accessed on a routine basis but access is possible. Access could occur, for instance, in situations where the data are needed to clarify or confirm instructions provided by the Investment
Adviser, for compliance or billing purposes.

9.	CONFIDENTIALITY AND
DISCLOSURE

	The Local Manager and the Investment
Adviser undertake to keep private and
confidential all information acquired in connection with this Agreement, and not to disclose such information to any person except to the extent that:

(a)	the other party gives prior consent; or

(b)	the Local Manager is required to
disclose the information by the FCA,
the Bank of England, the London
Stock Exchange or any other
recognised investment exchange, the
City Panel on Takeovers and Mergers
or any other regulatory authority
having jurisdiction over the Local
Manager or the performance by it of
its obligations under this Agreement
or by English Law; or

(c)	disclosure to a counterparty to a
transaction effected for a Portfolio is
required as a condition to such
transaction; or

(d)	disclosure is necessary to enable the
Local Manager to perform its
obligations under this Agreement.



10.	DATA PROTECTION

10.1	The Local Manager will, in connection with
the Sub-Advisory Agreement, comply
(where applicable) with the UK Data
Protection Act 1998 and other applicable data protection laws and regulations
(together, the "Data Protection Laws").

10.2	The Investment Adviser will comply (where
applicable) with the Data Protection Laws
and (where applicable) take all reasonable
steps to ensure that it has obtained all
necessary consents for the Local Manager to
process any personal data for the purposes
of the Agreement.
11.	RISK DISCLOSURE
11.1	The Investment Adviser's attention is drawn
to Schedule 3 which provides important
information as to the nature and risks of certain investments which may comprise a Portfolio and a description of certain provisions of the industry standard master agreements and their consequences. The
Investment Adviser represents and warrants to the Local Manager that it has read, understood, and accepts the provisions of
Schedule 3.


                                                                   Schedule 1

ORDER EXECUTION POLICY DISCLOSURE
STATEMENT


Transaction Execution Arrangements
Morgan Stanley Investment Management Limited ( the "Local Manager") has established and implemented transaction execution arrangements that are designed to allow the Local Manager to take all reasonable steps to obtain the best possible result when executing or placing orders as portfolio manager on behalf of its clients in relation to financial instruments that form part, or may become part, of one or more investment portfolios managed by the Local Manager for that or those clients (each a "Transaction"). For the purposes of this document: any reference to the Local Manager
"executing an order" is a reference to the Local
Manager, as agent, entering into a Transaction on behalf of a client with another person that acts as principal to that Transaction, any reference to the Local Manager "placing an order" is a reference to the Local Manager, as agent, arranging for a Transaction to be entered into by another person that acts as agent on behalf of a client when entering into that Transaction, and any reference to the Local
Manager "effecting a Transaction" is a reference to the Local Manager either placing or executing an order.

As part of its transaction execution arrangements, the Local Manager has an order execution policy in place that is designed to ensure that the Local
Manager complies with its duty to obtain the best possible result when effecting a Transaction for one or more clients (the "Order Execution Policy").

This document is intended to provide the Local
Manager's clients with a summary of the Local
Manager's Order Execution Policy. Nothing herein is intended to place upon the Local Manager fiduciary or other duties or responsibilities over and above the specific obligations provided for in the investment management agreement between the
Local Manager and a client.

The quality of execution
Where the Local Manager effects a Transaction for its professional clients, subject to any specific instructions received from a client, the Local
Manager will determine the best possible result taking the following factors into account: (a) price;
(b) costs; (c) speed; (d) likelihood of execution or settlement; (e) size of the Transaction; (f) nature of the Transaction; and (g) any other consideration relevant to the Transaction, including availability of liquidity, the impact on the market of the Transaction and the Local Manager's operational costs.

Price is normally judged with reference to normal market size for the relevant financial instrument.
Where trades are outside of normal market size and in sizeable volume or made on an over the counter basis, it is not generally possible to source a quote for price from Brokers because a declaration of intention to deal could result in market/security price sensitivity. As a result, the Local Manager must then determine what is likely to be the best execution venue without being able to get firm quotes, but there can be no guarantee that it will be.

In certain circumstances, the relevant execution venue may not be able to provide sufficient immediately available liquidity to carry the contemplated Transaction out in full at the time required. In addition, other circumstances may dictate that the best immediately available price for a Transaction may not be the best possible result for that Transaction. Where, in the Local Manager's opinion, those circumstances occur the Local
Manager may need to split the Transaction up into multiple Transactions with a view to obtaining the best possible result in relation to the original
Transaction by completing that Transaction over a period of time using a variety of execution venues.

The Local Manager will determine the relative importance of each factor using the following criteria: (a) the characteristics of the Investment
Adviser; (b) the characteristics and nature of the Transaction, including whether any specific instructions are given by the Investment Adviser; (c) the characteristics of the financial instruments that are the subject of the Transaction; and (d) the characteristics of the execution venues to which the Transaction can be directed.

While the Local Manager will take all reasonable steps, based on the resources available to it, to satisfy itself that it has processes in place that can reasonably be expected to lead to the delivery of the best possible result, the Local Manager does not guarantee that it will always be able to obtain the best possible result in relation to each Transaction.

Specific Instructions
Where a client provides the Local Manager with a specific instruction in relation to a proposed
Transaction or any particular aspect of that Transaction (including, but not limited to, a direction to execute on a particular venue) the Local Manager will effect that Transaction in accordance with those instructions. Specific instructions may prevent the Local Manager from following some or all of the steps provided for in the Order Execution Policy which are designed to obtain the best possible result in respect of the elements covered by those instructions.

In following such instructions, the Local Manager will be deemed to have taken all reasonable steps to provide the best possible result in respect of the relevant Transaction or aspect of that Transaction covered by the specific instructions. To the extent that specific instructions are not comprehensive, the Local Manager will determine any non-specified components in accordance with its Order Execution
Policy.

Selection of Execution Venues
The Local Manager includes in its Order Execution
Policy those execution venues (sources of liquidity) that enable the Local Manager to obtain on a consistent basis the best possible result in relation to the Transactions. The Local Manager may use one or more of the following venues types: (a) Regulated
Markets; (b) Multilateral Trading Facilities; (c)
Systematic Internalisers; (d) third party investment firms; and/or (e) non-EU entities performing similar functions. In this document, the terms "Regulated
Market", "Multilateral Trading Facility" and
"Systematic Internaliser" have the meaning given to them in the Markets in Financial Instruments
Directive.

Certain Transactions may be effected outside a Regulated Market or a Multilateral Trading Facility where the Local Manager believes it can achieve the best possible result by doing so.

The Local Manager assesses product-by-product which venues are likely to provide the best possible result, it also monitors the execution of all Transactions on that venue if an order has been placed with another person and keeps informed of relevant market information. For certain financial instruments, there may be only one execution venue available and in such circumstances, the Local
Manager will presume that it has obtained the best possible result if it effects a Transaction in that venue.

If a Transaction is effected by placing an order with another person for execution, the Local Manager will either determine the ultimate execution venue itself and instruct the other person accordingly, or the Local Manager will use all reasonable efforts to satisfy itself that the other person has arrangements in place to enable the Local Manager to comply with the Local Manager's obligation to obtain the best possible result in relation to the relevant Transaction.

Approval of brokers, monitoring and review
The Local Manager's Order Execution Policy provides for a broker approval procedure. Apart from a broker's commission/commission equivalent rates, the Local Manager will consider the following matters when selecting and approving a broker: (a) reliability, integrity and reputation in the industry;
(b) execution capabilities, including block positioning, speed of execution and quality and responsiveness of its trading desk; (c) knowledge of, and access to, the markets for the securities being traded; (d) ability to obtain price improvement; (e) ability to maintain confidentiality; (f) ability to handle non-traditional trades; (g) technology infrastructure; and (h) clearance and settlement capabilities.

In addition, in certain circumstances and in some markets, a broker's research capabilities may be considered relevant factors in connection with the selection and approval of a broker. This may include a broker's coverage of certain industries in which the Local Manager may seek to invest on behalf of its clients, the quality of the broker's research, as well as the reputation and standing of the broker's analysts, their investment strategies, timing, accuracy of statistical information and idea generation.

The Local Manager monitors the quality of the execution services provided by approved brokers and reviews each broker's performance on a regular basis, taking the above factors into account. The
Local Manager meets with the most significant brokers periodically to review the service and performance levels provided.

Commission Rates
The Local Manager effects Transactions on the basis of standard commission rates for specific markets.
The rates are negotiated from time to time with each broker to ensure competitiveness, taking into account market trends whilst seeking a commercial balance so as to ensure the quality of services provided by the brokers.



Schedule 2

INFORMATION ABOUT MORGAN STANLEY
INVESTMENT MANAGEMENT LIMITED'S
USE OF DEALING COMMISSIONS AND
ACCEPTANCE OF NON-MONETARY
BENEFITS FROM BROKERS

Morgan Stanley Investment Management
Limited's use of dealing commissions and non-monetary benefits
Morgan Stanley Investment Management Limited
(the "Local Manager") will from time to time execute or place orders with selected brokers as portfolio manager on behalf of its professional clients in relation to financial instruments that form part, or may become part, of one or more investment portfolios managed by the Local Manager for its clients (each so executed or placed order a "Transaction").

Although the Local Manager's investment decisions and the corresponding Transactions are primarily based upon fundamental analysis and a variety of primary and secondary information sources, external research and market intelligence from analysts employed by the brokers the Local Manager may engage to effect Transactions is valuable in helping to make informed investment decisions and in those circumstances, will enhance the quality of the Fund management service provided by the Local Manager to its clients. The available research covers sectors and markets in detail and may generate and stimulate new ideas and discussions. Some research services will be produced for all clients of the relevant broker, but the analysts may also provide research that has been tailored to the Local
Manager's specific request, including the ability to discuss corporate developments in the immediate aftermath of their announcement (together
"Research Services").

This document is intended to provide the Local
Manager's professional clients with information about the manner in which the Local Manager, when effecting Transactions, may make payments on behalf of its client to certain providers of Research
Services and about certain non-monetary benefits that the Local Manager may receive from certain brokers in the course of its dealings with such brokers.

The conditions upon which dealing commissions will be paid to providers of Research Services
The Local Manager will only make payments to a broker in consideration of the provision of Research
Services when it is satisfied using its reasonable judgement that the Research Services received in return for the payments will reasonably assist the Local Manager in the provision of its portfolio management services to the investment advisers on whose behalf the relevant Transactions are being effected and do not, and are not likely to, impair compliance with the duty of the Local Manager to act in the best interests of its clients (including, without limitation, its obligation to take all reasonable steps to obtain the best possible result when effecting a Transaction).

The manner in which dealing commissions are paid to providers of research services
If the conditions for payment have been satisfied, the eligible providers of Research Services may be remunerated for the provision of Research Services as part of the Local Manager's commission sharing arrangements. Under the commission sharing arrangements, the Local Manager will instruct participating brokers to record a certain portion of dealing commission that is received pursuant to the completion of a Transaction, based upon a previously agreed allocation, as research credits
(each a "Pool"). Each of the participating brokers has undertaken to the Local Manager, periodically, subject to an instruction from the Local
Manager, to make payments from their Pool to providers of Research Services (including the administering broker itself) as the Local Manager may specify in the instruction(s). Any balance that may remain after allocation instructions have been carried out will be carried forward to the next period.

The Local Manager allocates the Pools based on a periodic assessment of the quality of the Research
Services provided to the Local Manager by the participating brokers during that period. The Local
Manager tends to consider, without limitation, the quality of the analyst service, the sales service, and the company meetings that have been arranged with senior management of companies in which the Local
Manager invests for its clients. Decisions are being taken based on a voting system in which the Local
Manager equity portfolio managers participate. As part of a relationship management effort, the Local
Manager will meet periodically with those providers of Research Services that the Local Manager deems most significant.

The conditions upon which the Local Manager employees may accept non-monetary benefits from brokers
The Local Manager's employees that interact with brokers may from time to time receive certain non-monetary benefits in the form of gifts. The Local
Manager has detailed compliance procedures relating to the standard of conduct expected from employees in these circumstances which are designed to achieve that receipt of such gifts does not, and is not likely to, impair compliance with the duty of the Local Manager and its employees to act in the best interests of its clients. Most gifts are received during the holiday season and depending on the number received gifts are either put into a raffle or allocated between employees. Employees are allowed to accept invitations to attend sporting, artistic or entertainment events from suppliers and counterparties in accordance with guidelines and limits that are detailed in the policy.


Schedule 3

INFORMATION ON THE NATURE AND
RISKS OF CERTAIN INVESTMENTS

The information contained in this notice cannot disclose everything about the nature and risks of all financial instruments in each Portfolio. Rather it is a general description of the nature and risks of financial instruments, which explains the nature of the specific types of instruments which the Investment Adviser may include in each Portfolio's investment guidelines (the "Investment
Guidelines"), as well as the risks particular to those instruments. The Investment Adviser should not include these financial instruments in the Investment
Guidelines unless the Investment Adviser understand the nature of the financial instruments the Investment Adviser is permitting Morgan
Stanley Investment Management Limited (the
"Local Manager") to enter into on the Investment
Adviser's behalf and the extent of the Investment
Adviser's exposure to risk. The Investment Adviser should also be satisfied that such financial instruments are suitable for each Portfolio in light of the Investment Adviser's circumstances and financial position. Certain strategies, such as a spread position or "straddle", may be as risky as a simple "long" or "short" position. While financial instruments can be utilised for the management of investment risk, certain financial instruments are unsuitable for certain investors. Different financial instruments involve different levels of exposure to risk, and in deciding whether to include such instruments in the Investment Guidelines, the Investment Adviser should be aware of the following points.

1.	GENERAL

1.1	Returns

The value of investments and the income from them
may fluctuate and go down as well as up.  There is
no guarantee that the investment objective will
actually be achieved or that the Investment Adviser
will get back the amount initially invested.  The
value of investments may be affected by a variety of
factors, including economic and political
developments, interest rates and foreign exchange
rates, as well as issuer-specific events.
1.2	Currency Risk
Investments denominated in currencies other than
the Investment Adviser's base currency carry the
risk of exchange-rate movements.  A movement in
exchange rates may have a separate effect,
unfavourable as well as favourable, on gains and
losses in a Portfolio.  Hedging techniques may, in
certain circumstances, be limited or not be
successful.
1.3	Investments which are not Readily
Realisable
The market for some investments may be restricted
or illiquid.  Subject to the Investment Guidelines, the
Local Manager may effect transactions in such
investments for a Portfolio.  There may be no readily
available market and from time to time there may be
difficulty in dealing in such investments or obtaining
reliable information about the value and extent of
risks associated with such investments.
2.	EQUITY SECURITIES AND DEBT
SECURITIES
Buying equity securities (the most common form of
which are shares) will mean that the Investment
Adviser will become a member of the issuer
company and participate fully in its economic risk.
Holding equity securities will generally entitle the
Investment Adviser to receive any dividend
distributed each year (if any) out of the issuer's
profits made during the reference period.
On the other hand, buying debt securities (such as
bonds and certificates of deposit) will mean that the
Investment Adviser is, in effect, a lender to the
company or entity that has issued the securities.
Holding debt securities will entitle the Investment
Adviser to receive specified periodic interest
payments, as well as repayment of the principal at
maturity.
Generally, holdings in equity securities will expose
the Investment Adviser to more risk than debt
securities since remuneration is tied more closely to
the profitability of the issuer.  In the event of
insolvency of the issuer, the Investment Adviser's
claims for recovery of the Investment Adviser's
equity investment in the issuer will generally be
subordinated to the claims of both preferred or
secured creditors and ordinary unsecured creditors of
the issuer.
There is an extra risk of losing money when shares
are bought in some smaller companies, such as
penny shares.  There is a usually big difference
between the buying price and the selling price of
these shares.  If they have to be sold immediately,
the Investment Adviser may get back much less than
was paid for them.  The price may change quickly
and it may go down as well as up.
Holdings in debt securities, on the other hand,
generally risk not being remunerated only if the
issuer is in a state of financial distress.  Moreover, in
the event of insolvency of the issuer, the Investment
Adviser is likely to be able to participate with other
creditors in the allotment of the proceeds from the
sale of the company's assets in priority to holders of
equity securities.
If the Investment Guidelines allow the Local
Manager to buy equity or debt securities the
Investment Adviser will be exposed to both the
specific risks associated with individual securities
held (and the financial soundness of their issuers), as
well as the systemic risks of the equity and debt
securities markets.
3.	DERIVATIVES
3.1	Futures
Transactions in futures involve the obligation to
make, or to take, delivery of the underlying asset of
the contract at a future date, or in some cases to
settle the Investment Adviser's position with cash
from a Portfolio or elsewhere.  Transactions in
futures carry a high degree of risk.  The "gearing" or
"leverage" often obtainable in futures trading means
that a small deposit or down payment can lead to
large losses as well as gains.  It also means that a
relatively small market movement can lead to a
proportionately much larger movement in the value
of the Investment Adviser's investment, and this can
work against the Investment Adviser as well as for
the Investment Adviser.  Futures transactions have a
contingent liability, and the Investment Adviser
should be aware of the implications of this, in
particular the margining requirements, which are
described in paragraph 7.2 below.
3.2	Options
There are many different types of options with
different characteristics subject to different
conditions:
3.2.1	Buying Options:
Allowing the Local Manager to buy options involves
less risk than allowing the Local Manager to sell
options because, if the price of the underlying asset
moves against the Investment Adviser, the Local
Manager can simply allow the option to lapse.  The
maximum loss is limited to the premium, plus any
commission or other transaction charges.  However,
if the Local Manager buys a call option on a futures
contract for the Investment Adviser and later
exercises the option, the Investment Adviser will
acquire the future.  This will expose the Investment
Adviser to the risks described under "futures" and
"contingent liability transactions".
3.2.2	Writing Options:
If the Investment Guidelines allow the Local
Manager to write an option for the Investment
Adviser, the risk involved is considerably greater
than buying options.  The Investment Adviser may
be liable for margin to maintain its position and a
loss may be sustained well in excess of any premium
received.  By allowing the Local Manager to write
an option on the Investment Adviser's behalf, the
Investment Adviser accepts a legal obligation to
purchase or sell the underlying asset if the option is
exercised against the Investment Adviser, however
far the market price has moved away from the
exercise price.  If the Investment Adviser already
owns the underlying asset which the Local Manager
has contracted on the Investment Adviser's behalf to
sell as part of a Portfolio (known as "covered call
options") the risk is reduced.  If the Investment
Adviser does not own the underlying asset (known
as "uncovered call options") the risk can be
unlimited. Only experienced persons should
contemplate authorising the Local Manager to write
uncovered options, and then only after securing full
details of the applicable conditions and potential risk
exposure.
3.2.3	Traditional Options:
A particular type of option (called a "traditional
option") is written by certain London Stock
Exchange firms under special exchange rules.  These
may involve greater risk than other options.  Two
way prices are not usually quoted and there is no
exchange market on which to close out an open
position.  It may be difficult to assess the value of a
traditional option or for the seller of such an option
to manage his exposure to risk.  Again, the
Investment Adviser should only provide for the
Investment Guidelines to permit the Local Manager
to invest in "traditional options" if the Investment
Adviser is fully aware of the risks involved.
3.2.4	Margin:

Certain options markets operate on a margined basis,
under which buyers do not pay the full premium on
their option at the time they purchase it.  In this
situation a Portfolio (or the Investment Adviser if
there are insufficient assets in the Fund) may
subsequently be called upon to pay margin on the
option up to the level of the Investment Adviser's
premium.  If the Investment Adviser fails to do so as
required, the Investment Adviser's position may be
closed or liquidated in the same way as a futures
position.
3.3	Contracts for Differences:
A contract for difference is a contract between two
parties, buyer and seller, stipulating that the seller
will pay to the buyer the difference between the
current value of an asset and its value at contract
time.  Contracts for differences allow investors to
take long or short positions, and unlike futures
contracts have no fixed expiry date or contract size.
Trades are conducted on a leveraged basis and these
contracts can only be settled in cash.  Investing in a
contract for differences carries the same risks as
investing in a future or option and the Investment
Adviser should be aware of these as set out in
paragraphs 3.1 and 3.2 respectively.  Transactions in
contracts for differences may also have a contingent
liability and the Investment Adviser should be aware
of the implications of this as set out in paragraph 7.2
below.  As with many leveraged products, maximum
exposure is not limited to the initial investment; it is
possible to lose more than one put in.
3.4	Off-Exchange Transactions in Derivatives:
It may not always be apparent whether or not a
particular derivative is on or off-exchange.
While some off-exchange markets are highly liquid,
transactions in off-exchange or non transferable
derivatives may involve greater risk than investing
in on-exchange derivatives because there is no
exchange market on which to close out an open
position.  It may be impossible to liquidate an
existing position, to assess the value of the position
arising from an off-exchange transaction or to assess
the exposure to risk.  Bid and offer prices need not
be quoted, and even where they are, they will be
established by dealers in these instruments and
consequently it may be difficult to establish what a
fair price is.  The Investment Adviser should only
permit the Local Manager in the Investment
Guidelines to invest a Portfolio in off-exchange
derivatives transactions if the Investment Adviser is
fully aware of the risks involved.
3.5	ISDA Master Agreement
Where the Investment Adviser permits the Local
Manager under the Investment Guidelines to enter
into derivative transactions, these may be of the type
that may be governed by the ISDA Master
Agreement.  The ISDA Master Agreement is a
standard agreement commonly used in the
derivatives market which sets forth key provisions
governing the contractual relationship between the
parties to such agreement, including each of their
rights, liabilities and obligations.  If the Local
Manager enters into derivative transactions on the
Investment Adviser's behalf, the Local Manager
may also enter into a Credit Support Annex.  The
Credit Support Annex is an annex to the ISDA
Master Agreement and is used to document bilateral
credit support arrangements between parties for
transactions governed by an ISDA Master
Agreement.
On each date on which a derivatives transaction is
entered into, the Investment Adviser will be deemed
to have given various representations and
undertakings to each counterparty with whom the
Local Manager enters into an ISDA Master
Agreement on the Investment Adviser's behalf.
In certain circumstances, the Investment Adviser
may be required to pay an additional amount or
receive a payment from which an amount is required
to be deducted or withheld, in each case in respect of
any deduction or withholding for on account of any
tax, or be required to pay any stamp tax levied or
imposed in respect of the execution or performance
of the ISDA Master Agreement.
Markets and exchanges require that anyone trading
in derivatives must advance collateral as security for
initial and variation margin requirements.  The Local
Manager has been authorised to instruct the
Investment Adviser's custodian to advance cash or
other collateral acceptable to the counterparty or
broker to meet margin payments as required by the
rules and regulations of any market or exchange on
which derivatives are dealt by the Local Manager as
the Investment Adviser's agent.  If, under the rules
and regulations of any exchange or market, adverse
price movements occur and margin calls are made
and insufficient funds are available in the Portfolio
to meet such margin calls, the Local Manager may
request that the Investment Adviser make additional
funds immediately available until assets can be
realised to cover the related margin call.  If the
Investment Adviser fails to makes such funds
available, the Investment Adviser's positions may be
closed out and liquidated, resulting in a loss to the
Portfolio for which the Local Manager shall not be
liable.
4.	WARRANTS
If the Investment Guidelines so permit, the Local
Manager may effect transactions in warrants for a
Portfolio.
4.1	Warrants:
A warrant is a time-limited right to subscribe for
shares, debentures, loan stock or government
securities, and is exercisable against the original
issuer of the securities.  Warrants often involve a
high degree of gearing, so that a relatively small
movement in the price of the underlying security
results in a disproportionately large movement,
favourable or unfavourable in the price of the
warrant.  The prices of warrants can therefore be
volatile.  The Investment Adviser should not include
warrants in the Investment Guidelines unless the
Investment Adviser is prepared for a Portfolio to
sustain a total loss of the money the Investment
Adviser has invested plus any commission or other
transaction charges.  Some other instruments are also
called warrants but are actually options (for
example, a right to acquire securities which is
exercisable against someone other than the original
issuer of the securities, often called a "covered
warrant").
If the Investment Adviser is considering including
warrants in the Investment Guidelines, it is essential
to understand that the right to subscribe which a
warrant confers is invariably limited in time.
Therefore, if the Investment Adviser fails to exercise
this right within the pre-determined time scale, the
investment becomes worthless.
4.2	Off-Exchange Transactions:
Transactions in off-exchange warrants may involve
greater risk than dealing in exchange traded warrants
because there is no exchange market through which
to liquidate the Investment Adviser's position or to
assess the value of the warrant or the exposure to
risk.  Bid and offer prices need not be quoted, and
even where they are, they will be established by
dealers in these instruments and consequently it may
be difficult to establish what a fair price is.  The
Investment Adviser should only permit the Local
Manager in the Investment Guidelines to invest a
Portfolio in off-exchange warrants if the Investment
Adviser is fully aware of the risks involved.
5.	COLLECTIVE INVESTMENT
SCHEMES
Collective investment schemes (such as investment
funds and open-ended investment companies) invest
funds paid by purchasers of units or shares in the
collective investment scheme in the various types of
asset provided for in their rules or investment plans.
As such, collective investment schemes generally
allow unit holders and shareholders to achieve a high
degree of diversification at a relatively low cost.
Open-ended investment funds, for example, allow
savers to invest or disinvest by buying or selling
fund units on the basis of the value of a unit, plus or
minus relevant commissions (the value of the unit
being obtained by dividing the value of the entire
portfolio managed by a Portfolio, calculated at
market prices, by the number of units in circulation).
Allowing the Local Manager to purchase units or
shares in a collective investment scheme will expose
the Investment Adviser to the risks associated with
the nature of the financial instruments in which the
collective investment scheme invests and, where
relevant, their concentration in a particular sector,
country, region or asset class.  Before allowing the
Local Manager to invest in collective investment
schemes, the Investment Adviser should make itself
fully aware of the risks associated with collective
investment schemes, including without limitation,
the general risks identified in paragraph 1 above.
6.	EXCHANGE TRADED FUNDS
Exchange traded funds ("ETFs") are closed-ended collective investment schemes, traded as shares on stock exchanges, and typically replicate a stock market index, market sector, commodity or basket of assets. As such, they generally combine the flexibility and tradeability of a share with the diversification of a collective investment scheme.
Where the Investment Guidelines permit the Local
Manager to purchase ETFs, the Investment Adviser will be exposed to similar risks as detailed in respect of equity securities and collective investment schemes, as well as the general risks detailed in paragraph 1.

7.	MISCELLANEOUS
7.1	Overseas Markets:
Overseas markets may involve different risks to the
Investment Adviser's home markets.  In some cases
the risks will be greater. In drafting the Investment
Guidelines to permit the Local Manager to invest in
overseas markets the Investment Adviser should
make itself fully aware of the risks and protections
(if any) which will operate in any relevant overseas
markets.  The potential for profit or loss from
transactions on overseas markets or in contracts
denominated other than in a Portfolio's base
currency will be affected by fluctuations in overseas
exchange rates against the Fund's base currency.
7.2	Contingent Liability Investments:
Contingent liability investments are derivatives
under the terms of which the Client will or may be
liable to make further payments (other than charges,
and whether or not secured by margin) when the
transaction falls to be completed or upon the earlier
closing out of the Investment Adviser's position.
Contingent liability investments which are margined
require a Portfolio (or the Investment Adviser if
there are insufficient assets in the Fund) to make a
series of payments against the purchase price,
instead of paying the whole purchase price
immediately.
If the Investment Adviser permits the Local
Manager, as part of the Investment Guidelines, to
trade for a Portfolio in futures, contracts for
differences or write or otherwise deal on margin in
options for the Fund, the Investment Adviser may
sustain a total loss of the margin which the Local
Manager, on the Investment Adviser's behalf,
deposits with a broker to establish or maintain a
position.  If the market moves against the Investment
Adviser, the Investment Adviser may be called upon
to pay out of the Fund (or the Investment Adviser's
other assets if there are insufficient assets in the
Fund) substantial additional margin at short notice to
maintain the position.  If the Investment Adviser
fails to do so within the time required, the
Investment Adviser's position may be liquidated at a
loss and the Investment Adviser will be liable for
any resulting deficit.
Even if a transaction is not margined, it may still
carry an obligation to make further payments in
certain circumstances over and above any amount
paid when the contract was entered into.  Contingent
liability investments which are not traded on or
under the rules of a regulated market may expose the
Investment Adviser and the Fund to substantially
greater risks.
7.3	Collateral:
If the Investment Adviser permits the Local
Manager as part of the Investment Guidelines to
enter into transactions which require the Investment
Adviser to deposit collateral as security with a
broker, the way in which such collateral will be
treated will vary according to the type of transaction
and where it is traded.  There could be significant
differences in the treatment of the Investment
Adviser's collateral depending on whether the
trading is on a regulated market, with the rules of
that market (and associated clearing house)
applying, or is off-exchange.  Deposited collateral
may lose its identity as the Investment Adviser's
property once dealings on the Investment Adviser's
behalf are undertaken.  Even if the Investment
Adviser's dealings should ultimately prove
profitable, the Investment Adviser may not get back
the same assets which the Local Manager deposited
on the Investment Adviser's behalf and may have to
accept payment in cash.
7.4	Commissions:
The Investment Adviser is liable for all commissions
and it may be the case that charges are not expressed
in money terms (but for example, as a percentage of
contract value).  In the case of futures, when
commission is charged as a percentage, it will
normally be as a percentage of the total contract
value, and not simply as a percentage of the
Investment Adviser's initial payment.
7.5	Suspensions of Trading:
Under certain trading conditions or the application
of certain rules in force in some markets (such as
circuit breakers) it may be difficult or impossible for
the Local Manager to liquidate a position held for
the Investment Adviser.  This may occur, for
example, at times of rapid price movement if the
price of an investment rises or falls in one trading
session to such an extent that under the rules of the
relevant exchange trading of that investment is
suspended or restricted.  Further, the Local Manager
placing a stop-loss order on the Investment
Adviser's behalf will not necessarily limit losses to
the intended amounts because market conditions
may make it impossible to execute such an order at
the stipulated price.  Most electronic and auction
trading systems are supported by computerised
systems for order routing and trade checking,
recording and clearing.  Like all automated
procedures, these systems are subject to the risk of
stoppages and malfunctions, which may result in the
Investment Adviser's orders not being executed in
accordance with the Local Manager's instructions or
remaining unexecuted.
7.6	Clearing House Protections:
On many exchanges, the performance of a
transaction by a broker (or the third party with
whom he is dealing on the Investment Adviser's
behalf) is "guaranteed" by the exchange or its
clearing house.  However, this guarantee is unlikely
in most circumstances to cover the Investment
Adviser and may not protect the Investment Adviser
if the broker or another party defaults on its
obligations to the Investment Adviser.  There is no
clearing house for traditional options, nor normally
for instruments which are not traded under the rules
of a recognised or designated investment exchange.
7.7	Insolvency:
A derivative broker's insolvency or default, or that of any other brokers involved with the Investment
Adviser's transaction, may lead to positions being liquidated or closed out without the Investment
Adviser's or the Local Manager's consent or knowledge. In certain circumstances, the Investment
Adviser may not get back the actual assets which the Investment Adviser lodged as collateral and the Investment Adviser may have to accept any available payment in cash.



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